Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF STATUTORY TRUST REGISTRATION OF “GATOR CAPITAL INVESTMENT TRUST”, FILED IN THIS OFFICE ON THE NINTH DAY OF JULY, A.D. 2026, AT 2:02 O`CLOCK P.M.

10692604 8100	Authentication: 204485314
SR# 20263672448	Date: 07-10-26

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:02 PM 07/09/2026

FILED 02:02 PM 07/09/2026

SR 20263672448 - File Number 10692604

STATE OF DELAWARE CERTIFICATE OF TRUST

Gator Capital Investment Trust

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. Code §3801 et seq.) (the "Act") in order to form a statutory trust and sets forth the following:

FIRST: The name of the statutory trust formed by the filing of this Certificate of Trust is Gator Capital Investment Trust (the "Trust").

SECOND: The name and address of the Registered Agent in the State of Delaware is Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

THIRD: This Certificate shall be effective immediately upon filing.

FOURTH: The Trust intends to become, and to operate as, a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests.

FIFTH: Pursuant to Section 3804(a) of the Act, notice is hereby given that the Trust shall consist of one or more series and that the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof; and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

SIXTH: The trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned, being all of the initial trustees of the Trust, have duly executed this Certificate of Trust as of this 7th day of July, 2026.